Exhibit 10.3

SEPARATION & GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (“Agreement”) is made by and between Michael J. Henry (“Henry”) and Align Technology, Inc. (“Align”).  Henry and Align will hereinafter be referred to as the “Parties.”

R E C I T A L S

WHEREAS, Henry has been for a time employed by Align;

WHEREAS, the Parties agree that his employment shall be terminated on July 23, 2007 (the “Termination Date”);

WHEREAS, Henry and Align (together “the Parties”) wish permanently to resolve all disputes that exist or may exist between them in the future arising out of Henry’s employment with Align and the termination thereof;

NOW, THEREFORE, for and in consideration of the promises and undertakings described below, the Parties agree as follows:

A G R E E M E N T S

A.                                    ALIGN.

1.     Severance Pay.  Beginning upon the first regular pay day following the execution of this Agreement by Henry and after the expiration of the revocation period referred to in Section C.7. below, Align shall pay to Henry the total amount of One Hundred Twenty Three Thousand Seven Hundred and Fifty Dollars ($123,750) to be paid in accordance with Align’s standard payroll schedule and practices, less applicable deductions and withholdings, which represents six months of Henry’s current base salary.  A Form W-2 shall be issued to Henry for each year during which these payments are made and/or waivers are issued.

2.     COBRA Continuation.  Beginning after the execution of this Agreement by Henry and after the expiration of the revocation period referred to in Section C.7. below, if Henry is eligible and timely elects to continue medical coverage for himself and his eligible dependents under COBRA, Align will pay, on Henry’s behalf, the premiums to continue this group health insurance, including coverage for Henry’s eligible dependents for a period of six (6) months; provided, however, that Align will pay such premiums only for the coverage for which Henry and his eligible dependents were enrolled immediately prior to the Termination Date.

Align shall pay the premiums for such coverage until the earlier of (a) six (6) months following the expiration of the revocation period; (b) the effective date of Henry’s coverage by a health plan of a subsequent employer; or (c) the date Henry is no longer eligible for COBRA coverage.  For the balance of the period that Henry is entitled to coverage under COBRA, he shall be entitled to maintain coverage for himself and his eligible dependents at his own expense.

B.                                    HENRY.

1.     Final Pay.  Henry represents and warrants that he has received and reviewed his final paycheck and that he has been paid all salary, wages and compensation of any type earned by him and owed to him by Align, including, but not limited to, all accrued but unused vacation as well as any reimbursable business expenses.  Henry further acknowledges and agrees that he is not entitled to any additional payments from Align except as set forth in this Agreement.

2.     General Release.  Henry hereby fully and forever releases, waives, discharges and promises not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings against Align or any of its current and former officers, directors, attorneys, shareholders, predecessor, successor, affiliated or related companies, agents, employees and assignees thereof (collectively, the “Company”), with respect to any and all liabilities, claims, demands, contracts, debts, obligations and causes of action of any nature, kind, and description, whether in law, equity or otherwise, whether or not now known or ascertained, which currently do or may exist, including without limitation any matter, cause or claim arising from or relating in any way to Henry’ employment with Align or the termination therefrom, including, but not limited to any claims for unpaid wages, severance, benefits, penalties, breach of contract, breach of the covenant of good faith and fair dealing, infliction of emotional distress, misrepresentation, claims under Title VII of the Civil Rights Act, under the Age Discrimination in Employment Act, under the California Fair Employment and Housing Act, under the California Labor Code, under the Employment Retirement Income and Security Act and under any other statutory or common law claims relating to employment or the termination thereof, except any claims Henry may have, which, as a matter of law, are not subject to waiver, such as:

a.                                       unemployment insurance benefits pursuant to the terms of applicable law;

b.                                      workers’ compensation insurance benefits pursuant to Division 4 of the California Labor Code, under the terms of any workers’ compensation insurance policy or fund of Align;

c.                                       continued participation in certain of Align’s group benefit plans on a temporary basis pursuant to the federal law known as COBRA;

d.                                      rights or claims under the Age Discrimination in Employment Act (“ADEA”) that may arise after the date this Agreement is signed;

e.                                       the right to file an administrative charge with the Equal Employment Opportunity Commission, the Department of Fair Employment & Housing, the National Labor Relations Board and any other governmental entity to which waiver of the right to file an administrative claim is unlawful;

f.                                         claims for indemnification under California Labor Code section 2802.

 With regard to Section B.2.e., Henry understands and agrees that, in the event he files an administrative charge, he shall not seek, be entitled to, or accept any financial remuneration of any type as a result of the charge.  With regard to Section B.2.f., Henry acknowledges that he is presently unaware of any claims for indemnification that have not already been submitted to the Company.

3.     Waiver – Civil Code Section 1542.   Henry understands and agrees that Section B.2., above, applies to claims, known and presently unknown by Henry; and that this means that if, hereafter, Henry discovers facts different from or in addition to those which Henry now knows or believes to be true, that the releases, waivers, discharge and promise not to sue or otherwise institute legal action shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of such fact.  Accordingly, Henry hereby agrees that he fully and forever waives any and all rights and benefits conferred upon his by the provisions of Section 1542 of the Civil Code of the State of California which states as follows (parentheticals added):

A general release does not extend to claims which the creditor [i.e., Henry] does not know or suspect to exist in his favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor [i.e., the Company].

4.     Confidentiality & Non-Disclosure.  Henry hereby agrees that he will not, without compulsion of legal process, disclose to any third party any of the terms of this Agreement, including the amount referred to herein, either by specific dollar amounts or by number of “figures” or otherwise, nor shall he disclose that the fact of the payment of said dollar amount, except that he may disclose such information to his spouse and he may disclose such information to his attorneys and accountants to whom, and only to the extent, disclosure is necessary to effect the purposes for which Henry has consulted such attorneys and accountants.  Henry agrees that in connection with any disclosure permitted hereunder, Henry shall cause such third party to whom disclosure has been made, including his spouse, to agree to comply with this covenant of confidentiality and non-disclosure, and in the event such third party breaches this covenant of confidentiality and non-disclosure, such breach shall be deemed to have been committed by Henry.

5.     COBRA Continuation.  Henry hereby agrees that he will notify Align’s human resources department when he becomes eligible for medical coverage with a subsequent employer or otherwise.

6.     No Other Pending Claims.  Henry hereby represents and warrants that he has neither filed nor served any claim, demand, suit or legal proceeding against the Company.

7.     No Prior Assignments.  Henry hereby represents and warrants that he has not assigned or transferred, or purported to assign or transfer, to any third person or entity any claim, right, liability, demand, obligation, expense, action or causes of action being waived or released pursuant to this Agreement.

8.     Material Inducements.  Henry hereby agrees and acknowledges that the releases, waivers and promises contained in this Agreement, including the promises of confidentiality and non-disclosure, are material inducements for the consideration described in Section A., above.

9.     Agreement Inures to Align.  Henry hereby agrees and understands that this Agreement shall bind him, and his heirs, executors, administrators and agents thereof and that it inures to the benefit of Align and its current and former officers, directors, attorneys, shareholders, predecessors, successors, affiliated or related companies, agents, employees and assignees thereof.

10.   Proprietary Information.  Henry hereby acknowledges and agrees that (a) he is bound by, and has continuing obligations under, the Proprietary Information and Inventions Agreement (“PIIA”) signed by him on November 28, 2005 and the Employment Agreement by and between Henry and Align dated December 12, 2005; (b) he has returned to Align all items of property paid for and/or provided by Align for his use during employment with Align including, but not limited to, any laptops, computer and office equipment, software programs, cell phones, pagers, access cards and keys, credit and calling cards; and (c) he has returned to Align all documents (electronic and paper) created and received by him during his employment with Align, and he has not retained any such documents, except he may keep his personal copies of (i) documents evidencing his hire, compensation, benefits and termination (including this Agreement); (ii) any materials distributed generally to stockholders of the Company, and (iii) his copy of the PIIA.  The PIIA is incorporated herein by this reference.

11.   Non-Disparagement. Henry agrees not to make any derogatory statements about the Company and/or the Company’s officers, directors, employees, investors, stockholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations and assigns.

C.                                    ALIGN AND HENRY.

1.     Attorneys Fees and Expenses.  Each party to this Agreement shall bear their own respective attorneys’ fees and expenses related to the negotiation of this Agreement, and each agrees to hold the other harmless from the payment of all such attorneys’ fees and expenses.

2.     No Admission.  Nothing contained in this Agreement shall constitute, be construed or be treated as an admission of liability or wrongdoing by Henry, by Align, or by any current or former employee, officer or director of Align.

3.     Governing Law.  California law shall govern the construction, interpretation and enforcement of this Agreement.

4.     Severability.  If any provision or portion thereof, of this Agreement shall for any reason be held to be invalid or unenforceable or to be contrary to public policy or any law, then the remainder of the Agreement shall not be affected thereby.

5.     Arbitration of Disputes Arising from Agreement.  Any and all disputes that arise out or relate to this Agreement or any of the subjects hereof shall be resolved through final and binding arbitration.  Binding arbitration will be conducted in Santa Clara County in accordance with California Code of Civil Procedure section 1282, et seq., and the rules and regulations of the American Arbitration Association then in effect for resolution of commercial disputes.  Each of the Parties understands and agrees that arbitration shall be instead of any civil litigation, each waives its right to a jury trial, and each understands and agrees that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.   Each of the Parties will bear their own respective attorneys’ fees and will equally share the cost of arbitration, although the arbitrator may award the prevailing party his/its reasonable attorneys’ fees and costs of arbitration except that such fees and costs may not be recovered by Align that result from Align’s defense against any claim by Henry challenging the waiver, release and discharge of rights under the Age Discrimination in Employment Act.

6.     Counterpart Signatures.  Henry and Align hereby acknowledge that this Agreement may be executed in counterpart originals with like effect as if executed in a single original document.

7.     Time to Consider; Revocation Period; Effective Date.  Henry understands and agrees that he may have up to a full twenty-one (21) days after receipt of this Agreement within which he may review, consider, and decide whether or not to sign this Agreement, and, if Henry has not taken that full time period, that he expressly waives the remaining time period and will not assert the invalidity of this Agreement or any portion thereof on this basis.  Henry further acknowledges and is hereby advised that he should discuss the terms of this Agreement with an attorney of his choosing at his sole expense.  Henry also understands that, for the period of seven (7) days after the date he signs this Agreement, he may revoke the release of his claims under the Age Discrimination in Employment Act (“ADEA”), in which case this Agreement shall remain effective and enforceable in all other respects but the payments in Section A.1. and 2. will each be reduced by 40%.  Henry understands that if he wishes to revoke his release of claims under the ADEA, he must deliver written notice of revocation, no later than the seventh day after he signs this Agreement, to:

Align Technology, Inc.

Attn.:  Human Resources

881 Martin Ave.

Santa Clara, CA  95050

Facsimile: (408) 470-1024

Henry further understands that the Effective Date of this General Release will be the eighth day after both of the Parties have signed it and it has been delivered to Align.  Henry understands that he must deliver his signed General Release to Align via the address, above.

8.  Results of Negotiation; Knowing and Voluntary Execution.  The Parties hereby acknowledge that this Agreement is the result of negotiation between them, that each were represented by an attorney of their own choosing in deciding whether or not to sign this Agreement and that each has read and understands the foregoing Agreement and that each affixes their respective signature to this Agreement knowingly, voluntarily and without coercion.

9.  Entire Agreement; Modification.  The Parties hereby acknowledge and agree that except for any pre-existing stock, stock option and/or purchase agreement(s) between Henry and Align, and any amendments and waivers thereto, no promises or representations were or are made which do not appear written in this Agreement.  The Parties agree that this Agreement contains the entire agreement by Henry and Align, and that neither is relying on any representation or promise that does not appear in this Agreement.  The Parties further agree that the benefits provided in this Agreement fully satisfy any obligations Align may have to provide any severance or other benefits to Henry under that certain employment offer letter by and between Henry and Align dated November 22, 2005, and the Employment Agreement by and between Henry and Align dated December 12, 2005.  This Agreement may be changed only by another written agreement signed by Henry and the Chief Executive Officer of Align.

10.  Enforcement Costs.  If an action is brought by either party for breach of any provision of this Agreement, the non-breaching party shall be entitled to recover all reasonable attorneys’ fees and costs in defending or bringing such an action.

MICHAEL J. HENRY

Date: July 23, 2007	/s/ Michael J. Henry

ALIGN TECHNOLOGY, INC.

Date: July 23, 2007	/s/ Thomas M. Prescott

By: Thomas M. Prescott
Title: President and CEO